UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2011 lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 – 1818 Cornwall Avenue Vancouver, British Columbia Canada	V6J 1CJ
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 732-6124

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 28, 2011, the Board of Directors of lululemon athletica inc. (the “Company”) increased the size of the Board of Directors from eight to nine members and appointed Jacques Levy as a Class III director to fill the newly-created vacancy. Mr. Levy will serve as a member of the class of directors whose terms expire at the 2013 Annual Meeting of Stockholders and until such time as his successor is duly elected and qualified, or until his earlier resignation or removal. The Board of Directors has determined that Mr. Levy is “independent” as contemplated by The Nasdaq Stock Market and other governing laws and applicable regulations. Mr. Levy will also serve as a member of the Audit Committee of the Board of Directors. Mr. Levy’s compensation for his service as a director will be consistent with that of the Company’s other non-employee directors, as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 29, 2011, except that prior to the Company’s 2012 Annual Meeting of Stockholders he will receive a pro rata portion of the annual restricted stock and option grants made to non-employee directors. Mr. Levy will also enter into the standard form indemnification agreement for directors and certain officers (which was previously filed as Exhibit 10.16 to the Company’s Registration Statement on Form S-1 dated July 9, 2007, Registration No. 333-142477).

There is no arrangement or understanding between Mr. Levy and any other person pursuant to which he was selected as a director. There are no relationships between Mr. Levy and the Company or its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.
Dated: August 2, 2011	By:	/s/ John E. Currie

John E. Currie Chief Financial Officer